Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Stock Incentive Plan, the 2021 Equity Incentive Plan, the 2021 Employee Stock Purchase Plan, and the Stock Option Awarded Outside Any Plan of Vor Biopharma Inc. of our report dated November 6, 2020, except for the reverse stock split described in Note 17, as to which the date is February 1, 2021, with respect to the financial statements of Vor Biopharma Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-252175) and related Prospectus of Vor Biopharma Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 8, 2021